Exhibit 99.1

For further information contact:

Dailey J. Berard                                            Pete Roman
Chief Executive Officer                               Chief Financial Officer
(318) 367-8291                                              (318) 373-5506

New Iberia, Louisiana - UNIFAB International, Inc. (NASDAQ-UFAB) announced today that it has signed a letter of intent with the shareholders of Allen Tank Inc. ("Allen Tank") to merge the two companies.

Allen Tank designs and manufactures oil and gas processing systems at its facility located in New Iberia, Louisiana. Completion of the transaction is subject to various conditions, including the satisfactory completion of due diligence by UNIFAB International, Inc. and Allen Tank. No assurance is given that the acquisition will be successfully completed.

In the 52-week period ended December 27, 1997, Allen Tank had revenues of $40.6 million and generated pretax income of $1.8 million. Allen Tank currently employs over 100 production employees and nearly 150 emlpoyees overall. Subsequent to the merger, Allen Tank will operate as a wholly owned subsidiary of UNIFAB.

UNIFAB International, Inc. is an industry leader in the custom fabrication of decks, equipment modules and other structures used in the development and production of offshore oil and gas reserves. The Company also refurbishes and retrofits existing jackets and decks and performs offshore piping hookup and platform maintenance services. Dailey J. Berard serves on the Louisiana Workforce Commission and other task forces that are working to improve the training and education of the workforce of Louisiana.

Statements made in this news release regarding UNIFAB's expectations as to future operations of UNIFAB and Allen Tank and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB and Allen Tank, availability of skilled employees, and UNIFAB's ability to integrate and manage the acquired business. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.